Exhibit 99.4
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and explanatory notes present how the combined financial statements of First Charter and GBC may have appeared had the businesses actually been combined at the beginning of the period presented. The unaudited pro forma condensed combined financial information shows the impact of the merger of First Charter and GBC on the companies’ respective historical financial positions and results of operations under the purchase method of accounting with First Charter treated as the acquirer. Under this method of accounting, the assets and liabilities of GBC will be recorded by First Charter at their estimated fair values as of the date the merger is completed. The unaudited pro forma condensed combined financial information combines the historical financial information of First Charter and GBC as of and for the six months ended June 30, 2006 and for the year ended December 31, 2005. The unaudited pro forma condensed combined balance sheet as of June 30, 2006 assumes the merger was completed on that date. The unaudited pro forma condensed combined statements of income give effect to the merger as if the merger had been completed on January 1, 2005.

The merger agreement was announced on June 1, 2006 and provides for each outstanding share of GBC common stock to be converted into the right to receive merger consideration in the form of 1.989 shares of First Charter common stock, $47.74 in cash, or a combination of First Charter common stock and cash, except in the case of GBC shareholders who validly perfect dissenters’ rights. The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of both First Charter and GBC. First Charter’s historical consolidated financial statements are incorporated in this document by reference. GBC’s historical consolidated financial statements are included with this document as Exhibits 99.2 and 99.3 and are incorporated herein by reference.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined companies had the companies actually been combined at the beginning of each period presented and had the impact of possible revenue enhancements and expense efficiencies, among other factors, been considered. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the allocation of the purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded upon completion of the merger.

First Charter/GBC
Pro Forma Condensed Combined Balance Sheet
(unaudited)

The following unaudited pro forma condensed combined balance sheet combines the historical balance sheets of First Charter and GBC assuming the companies had been combined on June 30, 2006, on a purchase accounting basis.

	June 30, 2006
			Pro Forma		First Charter
	First Charter	GBC Bancorp	Adjustments		GBC Combined
	(Dollars in thousands)

ASSETS
Cash and Cash Equivalents	$131,336	$22,338	$(30,602	) A	$123,072
Securities Available for Sale	884,370	32,426	—		916,796
Loans Held for Sale	8,382	—	—		8,382
Loans, Net of Unearned Income	3,072,288	343,568	(284	) B	3,415,572
			—	C
Allowance for Loan Losses	(29,520)	(4,129)	284	B	(33,365)
Goodwill	20,164	—	63,173	D	83,337
Other Intangible Assets	1,861	—	4,293	E	6,154
Other Assets	274,393	16,080	—		290,473

Total Assets	$4,363,274	$410,283	$36,864		$4,810,421

LIABILITIES
Deposits	$2,988,802	$360,681	$—	C	$3,349,483
Federal Funds Purchased and Sold Under Agreements to Repurchase	219,823	844	—		220,667
Commercial Paper	133,057	—	—		133,057
Long-term Debt	642,827	—	—		642,827
Other Liabilities	41,830	7,705	1,717	F	56,052
			4,800	G

Total Liabilities	$4,026,339	$369,230	$6,517		$4,402,086

Total Shareholders’ Equity	336,935	41,053	(41,053	) A	408,335
			71,400	A

Total Liabilities and Equity	$4,363,274	$410,283	$36,864		$4,810,421

First Charter/GBC
Pro Forma Condensed Combined Statement of Income
(unaudited)

The following unaudited pro forma condensed combined statement of income for the six months ended June 30, 2006 combines the historical statements of income of First Charter and GBC assuming the companies had been combined on January 1, 2005, on a purchase accounting basis.

	June 30, 2006
			Pro Forma		First Charter
	First Charter	GBC Bancorp	Adjustments		GBC Combined

Interest Income	$123,388	$16,813	$—	C	$140,201
Interest Expense	58,651	7,142	—	C	65,793

Net Interest Income	$64,737	$9,671	$—		$74,408
Provision for Loan Losses	2,399	481	—		2,880

Net Interest After Provision of Loan Losses	$62,338	$9,190	$—		$71,528
Noninterest Income	35,481	1,195	—		36,676
Noninterest Expense	62,948	4,516	537	H	68,001

Income Before Taxes	$34,871	$5,869	$(537)		$40,203
Provision for Income Taxes	11,881	2,162	(215	) I	13,828

Net Income	$22,990	$3,707	$(322)		$26,375

Net Income Per Share:
Basic	$0.74	$2.01	$—		$0.79
Diluted	$0.74	$1.85	$—		$0.78
Weighted Average Shares:
Basic	30,959,711		2,571,360	J	33,531,071
Diluted	31,249,049		2,571,360	J	33,820,409

First Charter/GBC
Pro Forma Condensed Combined Statement of Income
(unaudited)

The following unaudited pro forma condensed combined statement of income for the year ended December 31, 2005 combines the historical statements of income of First Charter and GBC assuming the companies had been combined on January 1, 2005, on a purchase accounting basis.

	December 31, 2005
			Pro Forma		First Charter
	First Charter	GBC Bancorp	Adjustments		GBC Combined

Interest Income	$224,605	$25,192	$—	C	$249,797
Interest Expense	99,722	9,324	—	C	109,046

Net Interest Income	$124,883	$15,868	$—		$140,751
Provision for Loan Losses	9,343	853	—		10,196

Net Interest After Provision of Loan Losses	$115,540	$15,015	$—		$130,555
Noninterest Income	50,213	2,983	—		53,196
Noninterest Expense	131,222	8,356	1,048	H	140,626

Income Before Taxes	$34,531	$9,642	$(1,048)		$43,125
Provision for Income Taxes	9,220	3,441	(419	) I	12,242

Net Income	$25,311	$6,201	$(629)		$30,883

Net Income Per Share:
Basic	$0.83	$3.54	$—		$0.92
Diluted	$0.82	$3.17	$—		$0.92
Weighted Average Shares:
Basic	30,457,573		2,947,991	K	33,405,564
Diluted	30,784,406		2,947,991	K	33,732,397

NOTES TO THE UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information related to the merger is included for the year ended December 31, 2005 and as of and for the six months ended June 30, 2006. The pro forma adjustments included herein reflect the conversion of GBC common stock into First Charter common stock using an exchange ratio of 1.989 shares of First Charter stock for each of the 2,136,608 shares of GBC common stock outstanding as of June 30, 2006. The estimated purchase price of $102 million is based on a per share price for First Charter common stock of $24.00 and GBC common stock of $47.74.

The merger will be accounted for using the purchase method of accounting, accordingly, First Charter’s cost to acquire GBC will be allocated to the assets (including identifiable intangible assets) and liabilities of GBC at their respective fair values on the date the merger is completed.

The unaudited pro forma condensed combined financial information includes estimated adjustments to record the assets and liabilities of GBC at their respective fair values and represents management’s estimates based on the available information. The pro forma adjustments included herein may be revisited as additional information becomes available and as additional analyses are preformed. The final allocation of the purchase price will be determined after the merger is completed and after completion of a final analysis to determine the fair values of GBC’s tangible, and identifiable intangible, assets and liabilities as of the completion date. Accordingly, the final purchase accounting adjustments and integration charges may be materially different form the pro forma adjustments presented in this document. Increases and decreases in the fair value of the net assets, commitments, executory contracts and other items of GBC as compared to the information shown in this document may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities.

The pro forma financial statements do not currently include the complete cost that will be incurred to combine the operations of First Charter and GBC. The unaudited pro forma condensed combined financial information presented in this document does not necessarily indicate the results of operations or the combined financial position that would have resulted had the merger been completed at the beginning of the applicable period presented, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

Note 2 — Pro Forma Adjustments

The unaudited pro forma condensed combined financial information for the merger includes the pro forma balance sheet as of June 30, 2006, assuming the merger was completed on that date. The pro forma income statements for the six months ended June 30, 2006 and the year ended December 31, 2005 were prepared assuming the merger was completed on January 1, 2005.

The pro forma adjustments in the pro forma financial statements reflect the exchange of 70% of the total number of shares of GBC common stock outstanding at the closing to be exchanged for 1.989 shares of First Charter common stock and the remaining 30% of the outstanding shares will be exchanged for cash at a price of $47.74. Based on these assumptions, the pro forma adjustments reflect the issuance of 2,975,000 shares of First Charter common stock with an aggregate value of $71.4 million. In addition, the cash component of the merger consideration is approximately $30.6 million, and the balance sheet pro forma adjustments include an adjustment to Cash and Cash Equivalents for the cash component of the purchase price to be paid to GBC shareholders.

NOTES TO THE UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION — (Continued)

Purchase Price (in thousands)
Exchange Ratio	1.989
Times 70%	0.70
Equivalent Exchange Ratio	1.3923
GBC — Net shares outstanding, June 30, 2006	2,137
Total Issuance of First Charter shares	2,975
Purchase Price per First Charter common stock	$24.00
Incremental purchase price based on exchange ratio		$71,400
Cash Price	$47.74
Times 30%	0.30
Equivalent Cash Price	$14.32
GBC — Net shares outstanding, June 30, 2006	2,137
Incremental purchase price based on cash payment		$30,602

Total Purchase Price		$102,002

GBC Shareholder’s Equity	$41,053
Estimated adjustments to reflect assets acquired at fair value
Intangible Assets	4,293
Estimated amounts allocated to liabilities assumed at fair value
Deferred income tax	(1,717)
Other liabilities	(4,800)
Total Adjustments	$38,829

Goodwill resulting from merger		$63,173

The pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

A. Adjustment to eliminate GBC’s historical shareholder’s equity and record the issuance of First Charter common stock and payment of cash consideration to GBC shareholders.

B. Adjustment to the allowance for loan losses reserve associated with impaired loans.

C. GBC loans and deposits are subject to adjustment to their effective fair value. Such adjustments are pending completion of our analysis, therefore no pro forma adjustments are included herein for these items.

D. Adjustment to record goodwill as a result of the merger.

E. Adjustment to record intangible assets (other than goodwill) resulting from the merger based on estimated fair values.

F. Adjustment to record the deferred tax liabilities resulting from the intangible assets recognized in note E above using an estimated tax rate of 40%.

G. Adjustment to record an estimated accrual for restructuring costs associated with the merger. This does not include a full estimate to fully integrate the operations of the two companies. Restructuring costs include certain retention bonuses which may have an on going impact to the income statement. Pending our analysis, such expenses have not been reflected in the condensed pro forma income statements.

H. Adjustment to record amortization expense of the intangible assets described in note E above.

I. Adjustment to record the tax effect of the pro forma adjustments using an estimated tax rate of 40%.

J. Weighted average shares were calculated using the historical weighted average shares of First Charter and GBC, using the exchange ratio, to the equivalent shares of First Charter common stock, for the six months ended June 30, 2006.

K. Weighted average shares were calculated using the historical weighted average shares of First Charter and GBC, adjusted for GBC stock options exercised on June 30, 2006, using the exchange ratio, to the equivalent shares of First Charter common stock, for the year ended December 31, 2005.